EXHIBIT 99.1

                NETOPS CORPORATION 1997 LONG-TERM INCENTIVE PLAN

                               NETOPS CORPORATION

                          1997 LONG-TERM INCENTIVE PLAN

Preamble. NetOps Corporation, a Delaware corporation (the "Company") hereby adopts the NetOps Corporation 1997 Long-Term Incentive Plan.

I. Purpose of the Plan. The purposes of the NetOps Corporation 1997 Long-Term Incentive Plan (the "Plan") are (i) to associate more closely the interests of certain key contributors to the success of the Company with those of the Company's stockholders by encouraging stock ownership, (ii) to provide long-term incentives and rewards to those persons who are in a position to contribute to the long-term success and growth of the Company and its subsidiaries, and (iii) to assist the Company and its Affiliates (as hereinafter defined) and directors in retaining and attracting key employees, independent contractors, directors and other service providers. Awards under the Plan may be made to employees of the Company and its Affiliates, and other key service providers to the Company and its Affiliates, including, but not limited to, consultants to the Company or any Affiliate.

II. Administration.

      a. The Committee. The Plan shall be administered by a Committee of the Company's Board of Directors (the "Plan Committee") appointed by the Board of Directors. The Plan Committee may be the Compensation Committee of the Board of Directors. Six months prior to the Company becoming a publicly held corporation, the Board of Directors shall review the membership of the Plan Committee and revise such membership, as necessary, so that each member is a "non-employee director" (as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended). If the Board of Directors has not appointed a Plan Committee, the Plan shall be administered by the Board of Directors as a whole, and in such event, references in the Plan to the Committee shall be to the Board of Directors as a whole.

      b. Authority and Discretion of Committee. Subject to the express provisions of the Plan and consistent with the provisions of the Stock Purchase and Investor Rights Agreement and the other investor documents provided for therein, each of which is dated as of October 15, 1997 (collectively, the "Purchase Agreement"), and the Company's Certificate of Incorporation and By-laws and provided that all actions taken shall be consistent with the purposes of the Plan, the Committee shall have full and complete authority and the sole discretion to: (i) select the individuals to whom awards shall be granted under the Plan (the "Participants"); (ii) determine the size and the form of the award or awards to be granted to any Participant; (iii) determine the time or times such awards shall be granted; (iv) establish the terms and conditions upon which such awards may be exercised and/or transferred; (v) alter any restrictions; and (vii) adopt such rules and regulations, establish, define and/or interpret any other terms and conditions, and make all

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            other determinations (which may be on a case-by-case basis) deemed necessary or desirable for the administration of the Plan.

III. Awards. Awards under the Plan may include any or all of the following, as described herein: Stock Options, including incentive Stock Options and options which do not qualify as incentive Stock Options with or without Stock Appreciation Rights, or Restricted Share Awards with or without Performance Shares, or Warrants.

      a. Stock Options. Stock Options ("Stock Options") are rights to purchase shares of common stock of the Company ("Common Stock") at a stated price (determined by the Committee) on the date of grant for a predetermined period of time.

            i. The Committee may grant Stock Options either alone or in conjunction with Stock Appreciation Rights as described in paragraph (c) below. It shall determine the number of shares of Common Stock to be covered by each such Stock Option.

            ii. The Committee will determine the conditions of Stock Option exercise as well as the conditions upon which Stock Options shall lapse, but in no event may any portion of a Stock Option be exercisable later than ten years from the date of the grant.

            iii. The Committee may provide for acceleration of option exercise in case of acquisition or significant change in ownership of the Company.

            iv. The purchase price of shares purchased pursuant to any Stock Option shall be determined by the Committee, and shall be paid in full upon exercise, either (a) in cash, (b) by delivery of shares of Common Stock (valued at their Fair Market Value on the date of purchase, as defined in Section IV) or (c) a combination of cash and Common Stock. In addition, the Committee may provide for the cashless exercise of options.

      b. Incentive Stock Options. An option designated by the Committee as an "incentive Stock Option" is intended to qualify as an "incentive stock option" within the meaning of Subsection (b) of Section 422 of the internal Revenue Code of 1986, as amended (the "Code") and shall satisfy, in addition to the conditions of Section III (a), the conditions set forth in this Section III (b).

            i. Except as set forth in subparagraph (v) below, an Incentive Stock Option shall not be granted to an individual who, on the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any subsidiary corporation.

            ii. The exercise price of an Incentive Stock Option will not be less than the Fair Market Value of the stock on the date the option is granted.

            iii. To the extent that the aggregate fair market value of stock with respect to which Incentive Stock Options are exercisable for the first time by any


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                  individual during any calendar year under all plans maintained by the Company or any subsidiary exceeds $100,000, such excess shall be treated as options which are not Incentive Stock Options.

            iv. Incentive Stock Options may only be granted to common law employees of the Company or its subsidiaries.

            v. Notwithstanding paragraph (b)(i) hereof, the Committee may grant Incentive Stock Options to 10-percent shareholders provided that (i) the exercise price of any options granted pursuant to this paragraph (b)(v) shall be at least 110 percent of the Fair Market Value of the Stock for which such option may be exercised on the date such option is granted and
                  (ii) such option by its terms is not exercisable after the expiration of 5 years from the date it is granted.

      c. Nonqualified Stock Options. An option designated by the Committee as a Qualified Stock Option" is intended to qualify as a "non-statutory stock option" within the meaning of Section 83 of the Code and shall satisfy the conditions of Section IV(a). Non-qualified stock options maybe granted to (1) individuals who are key employees (including officers and directors who are also key employees) of the Company or of any subsidiary, (ii) Directors who are not otherwise employees of the Company or a subsidiary; or (iii) employees and other persons who are consultants to or otherwise perform services to or for the benefit of the Company, any subsidiary, or any affiliated entity (whether or not a member of the Company's consolidated group), all as the Committee shall determine from time to time.

      d. Stock Appreciation Rights. "Stock Appreciation Rights" are rights to receive cash and/or Common Stock in lieu of the purchase of shares under a related Stock Option. The Committee may grant Stock Appreciation Rights to any recipient of a Stock Option either at the time of the grant of the Stock Option or subsequently, by amendment to such grant. All Stock Appreciation Rights shall be granted under and subject to the following terms and conditions, and such other terms and conditions as the Committee may establish:

            i. Bach Stock Appreciation Right shall be exercisable at the same times and with regard to the same number of shares as the related Stock Option is exercisable.

            ii. Each Stock Appreciation Right shall entitle the holder thereof to surrender to the Company a portion of or all of the unexercised, but exercisable, related Stock Option, and to receive with respect to each share of Common Stock represented by such surrendered portion cash or shares of Common Stock of a value equal to the amount by which the Fair Market Value of each such share on the date of exercise exceeds the option price provided in the related Stock Option. The recipient shall not be required


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                  to pay the Stock Option exercise price upon surrender of the
                  Stock Option or exercise of the related Stock Appreciation
                  Right

            iii. Each surrender of a portion of or all of a Stock Option upon the exercise of a Stock Appreciation Right shall cause a share for share reduction in the number of shares of Common Stock covered by the related Stock Option.

            iv. Notwithstanding any other provision of the Plan, the Committee may from tune to time determine the maximum amount of cash or stock which may be paid or issued upon exercise of Stock Appreciation Rights (a) in any year and/or (b) to any particular Participant In no event, however, may the cash portion of such payment exceed 50% of the total amount due. Any other limitation on payments may be changed by the Committee from time tom tune, provided that no such change shall require the holder to return to the Company any amount theretofore received upon the exercise of Stock Appreciation Rights.

      e. Restricted Stock Awards. "Restricted Stock Awards" are grants of Common Stock to a Participant subject to the restrictions described in the following subsections.

            i. The Committee may award Restricted Stock alone or in conjunction with Performance Shares as described in paragraph
                  (f) below. The Committee shall further determine the number of shares of Restricted Stock to be awarded.

            ii. Restricted Stock may be subject to such terms and conditions as the Committee may determine which may include, without limitation, a provision that the Restricted Stock will be forfeited unless the recipient remains in the employ of the Company or a subsidiary for a minimum period of time, or a provision that the Restricted Stock will be forfeited unless the Company or a subsidiary achieve specified earnings, sales or other performance-based goals. In addition, the Committee may condition the grant of Restricted Stock on the agreement of the recipient to make an election to disregard the risk of forfeiture of the Restricted Stock pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended. The period during which any Restricted Stock remains subject to forfeiture shall be determined by the Committee but shall not be less than one year nor more than ten years. Upon the satisfaction of any vesting requirement specified in the grant of the Restricted Stock, such Restricted Stock will cease to be Restricted Stock and, other than restrictions, if any, imposed by federal or state securities or similar laws, shall be freely transferable by the owner.

            iii. Restricted Stock may not be sold, transferred or otherwise disposed of, pledge, or otherwise encumbered.


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            iv.   In the event a recipient is an employee and there is a
                  termination of employment for any reason except death, retirement or permanent disability, Restricted Stock shall be delivered to the Company within 30 days following such termination and then shall be deemed void for all corporate purposes.

            v. Upon the occurrence of the earlier of the death, retirement, or permanent disability of the recipient of a Restricted Stock Award, the restrictions against disposition and the obligation of resale to the Company of shares as to which such restrictions and obligations have not otherwise lapsed shall immediately lapse.

            vi. In addition to the terms provided in paragraph (e)(ii) above, the Committee may, in its discretion, provide for accelerated lapse of restrictions in case of acquisition or other change of ownership of the Company.

            vii. Certificates issued in respect of Restricted Stock granted under the Plan shall be registered in the name of the recipient but shall bear the following legend:

                        "The transferability of this certificate and the shares of stock represented hereby is restricted and the shares are subject to the further terms and conditions contained in the 1997 Long-Term Incentive Plan of NetOps Corporation (the "Company"). Copies of said plan are on file in the office of the Treasurer of the Company at the Company's offices in Dover, Delaware."

            viii. In order to enforce the restrictions, terms and conditions on
                  Restricted Stock, each recipient thereof shall, immediately upon receipt of a certificate or certificates representing such shares, deposit such certificates together with stock powers and other instructions of transfer as the Committee may require, appropriately endorsed in blank, with the Company as Escrow Agent under an escrow agreement m such form as shall be determined by the Committee.

      f. Performance Shares. Performance Shares are rights to payment in cash of an amount equal to the Fair Market Value of Company Common Stock on the date the restrictions lapse on an accompanying Restricted Stock Award. The Committee may grant Performance Shares to a recipient of Restricted Stock either at the time of the award of the Restricted Stock or subsequently by amendment of such award. Any number of Performance Shares up to an amount equal the


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            number of shares of the accompanying Restricted Stock Award may be granted by the Committee.

      g. Warrants. Warrants are rights to purchase shares of Common Stock of the Company at a stated exercise price for a predetermined time.

            i. The Committee shall determine the number of shares of Common Stock to be subject to each Warrant and shall issue Warrants at the exercise price of not less than the Fair Market Value per share as of the date of issuance of the Warrant.

            ii. The Committee will determine the terms and conditions of Warrant exercise, but in no event may any Warrant be exercisable later than ten (10) years from the date of grant.

            iii. The purchase price of shares purchased pursuant to any Warrant exercise shall be paid in cash.

            iv. The Committee will determine the conditions and terms upon which Warrants may be forfeited, provided the Committee may in its discretion issue Warrants without forfeiture conditions.

            v. A Warrant Shall be treated as an option that does not qualify for the tax treatment provided in Section 421 of the Code. The Committee as part of the grant or issuance of Warrants may commit the Company to reimburse the Participant/grantee for the federal and state income taxes which may be imposed by virtue of the exercise of the Warrant.

      h. Special Rules for Awards to Covered Employees. Awards to Covered Employees (as defined in Section 162(m)(3) of the Code) shall be made only in compliance with all of the following conditions:

            i. Only the Committee shall have authority to make awards to Covered Employees; and

            ii. Covered Employees shall be eligible to receive only awards, the economic benefits of which are a function of the increase in the value of the underlying stock after the date of the grant.

Section IV. Miscellaneous Provisions.

1. Rights of Recipients of Awards. The holder of Stock Appreciation Rights or any option granted under the Plan shall have no rights as a stockholder of the Company with respect thereto unless and until certificates for shares are issued. The holder of a Restricted Stock Award will be entitled to receive any dividends on such shares in the same amount and at the same time as declared on shares of Common Stock of the Company and shall be entitled to vote such shares as a stockholder of record.


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      a.    Assignment of Options and Stock Appreciation Rights. No option or
            Stock Appreciation Right or any rights or interests of the recipient therein shall be assignable or transferable by such recipient except by will or the laws of descent and distribution. During the lifetime of the recipient, such option or Stock Appreciation Right shall be exercisable only by, or payable only to, the recipient thereof.

      b. Further Agreements. All Stock Options, Stock Appreciation Rights, Restricted Stock Awards, and Performance Share Awards granted under this Plan shall be evidenced by agreements in such form and containing such terms and conditions (not inconsistent with this Plan) as the Committee may require.

      c. Replacement Options and Stock. Upon cancellation of an outstanding option or the forfeiture of Restricted Stock, replacement options or replacement stock may be issued in an amount and with such terms as the Committee may determine.

      d. Legal and Other Requirements. No shares of Common Stock shall be issued or transferred upon exercise of any award under the Plan unless and until all legal requirements applicable to the issuance or transfer of such shares and such other requirements as are consistent with the Plan have been complied with to the satisfaction of the Committee. The Committee may require that prior to the issuance or transfer of Common Stock hereunder, the recipient thereof shall enter into a written agreement to comply with any restrictions on subsequent disposition that the Committee or the Company deem necessary or advisable under any applicable law, regulation or official interpretation thereof. Certificates of stock issued hereunder may be legended to reflect such restrictions.

      e. Withholding of Taxes. Pursuant to applicable Federal, state, local, or foreign laws, the Company may be required to collect income or other taxes upon the grant of certain awards, the exercise of an option, or Stock Appreciation Right, or the lapse of restrictions on a Restricted Stock Award. The Company may deduct from payments made under the Plan, or require, as a condition to such award, or to the exercise of an option or Stock Appreciation Right, that the recipient pay the Company, at such time as the Committee or the Company determine, the amount of any taxes which the Committee or the Company, in their discretion, determine are required to be withheld.

      f. Right to Awards. No employee of the Company or other person shall have any claim or right to be a Participant in this Plan or to be granted an award hereunder. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company. Nothing contained hereunder shall be construed as giving any Participant or any other person any equity or interest of any kind in any assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person. As to any claim for any unpaid amounts under the Plan, any Participant or any other person having a claim for payments shall be an unsecured creditor.


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      g.    Fair Market Value. The "Fair Market Value" of Common Stock shall be
            (x) if the Common Stock of the Company is listed on a national stock exchange or traded in the over-the-counter market, the closing price reported on the day immediately preceding the date of grant, (y) if the Common Stock is not listed on a national stock exchange or traded in the over-the-counter market but private sales of Common Stock have taken place within the 60 days preceding a grant, the sales price per share in such private sale unless the Board of Directors determines in good faith that such price does not accurately reflect the value of the Common Stock or (z) in other cases, the value determined by the Board of Directors in good faith based upon the earnings of the Company and a multiple of earnings determined by the Board of Directors for similar companies.

      h. Permanent Disability. Permanent Disability" shall mean a finding by the Committee that a Participant is fully and permanently unable to be gainfully employed because of a physical or mental disability.

      i. Retirement. "Retirement" shall mean any date on which an employee terminates employment with the Company on or after attaining age 62.

      j. Indemnity. Neither the Board of Directors nor the Committee, nor any members of either, nor any employees of the Company or any subsidiary, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to the Plan, and the Company hereby agrees to indemnify the members of the Board of Directors, the members of the Committee, and the employees of the Company and its subsidiaries in respect of any claim, loss, damage, or expense (including counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

2. Affiliate. For the purposes of this Plan, the term "Affiliate" means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The term "Person" means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization. An entity which is included with the "affiliated group" of the Company as defined by Section 1504 of the Code, or an entity which is consolidated with the Company for financial reporting purposes, shall in any case be considered an "Affiliate" as defined herein.

Section V. Amendment and Termination; Adjustments Upon Changes in Stock. The Board of Directors of the Company may at any time, and from time to time, amend, suspend or terminate the Plan in whole or in part; provided, however, that the Board of Directors may not materially increase the benefits accruing to participants under the Plan, increase the number of shares of Common Stock reserved for purposes of the Plan, or materially modify the requirements as to eligibility for participation in the Plan without further approval by the


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affirmative vote of at least a majority of the holders of the outstanding shares of Common Stock Except as provided herein, no amendment, suspension or termination of the Plan may affect the rights of a Participant to whom an award has been granted without such Participant's consent. If there shall be any change in the stock subject to the Plan or to any option, Warrant, Stock Appreciation Right, Restricted Stock Award or Performance Share Award granted under the Plan, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments may be made by the Board of Directors of the Company (or if the company is not the surviving corporation in any such transaction, the Board of Directors of the surviving corporation) in the aggregate number and kind of shares and the price per share subject to outstanding options, Warrants, Stock Appreciation Rights, Restricted Awards or Performance Share Awards.

Section VI. Shares of Stock Available. The aggregate number of Stock Options and Restricted Stock Awards under the Plan shall not exceed One Million Three Hundred Thirty-One Thousand Two Hundred Fifty (1,331,250) of the authorized but unissued shares of the Company's Common Stock (including shares that again become available for grant due to cancellation, lapse, or expiration of, or reacquisition of shares under, outstanding awards). The total number of Stock Options and Restricted Stock Awards which may be issued hereunder will be reduced by the exercise of an option by the number of shares exercised; by the exercise of a Stock Appreciation Right, by an amount equal to the number of shares covered by the option canceled due to Stock Appreciation Right exercised; and by the number of shares which are released due to the lapse of restrictions in case of a Restricted Stock Award. The grant and payment of Performance Shares shall not affect the number of shares of Common Stock subject to the Plan. Any shares subject to an option hereunder that for any reason is canceled (other than because of the exercise of an attached Stock Appreciation Right) or expires unexercised or shares reacquired because restrictions do not lapse on Restricted Stock Awards will be available for further awards. Shares of Common Stock to be delivered under the Plan may be authorized, but unissued shares, treasury shares, or shares reacquired on the open market.

Section VII. Effective Date and Term of the Plan. Subject to shareholder approval, the effective date of the Plan is October ___ 1997, and awards under the Plan may be made for a period often years commencing on such date. The period during which an option or other award may be exercised may extend beyond that time as provided herein.

      The foregoing 1997 Long-Term Incentive Plan was adopted by the directors of NetOps Corporation by unanimous written consent.

                                    Secretary


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